Exhibit 99.1
Contacts:	Joyce Schuldt, Executive VP & CFO
Pioneer Drilling Company
210-828-7689
Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

FOR IMMEDIATE RELEASE

PIONEER DRILLING REPORTS

FISCAL FIRST QUARTER 2008 RESULTS

First quarter revenues up 10% to $102.8 million

Announces international expansion

August 2, 2007 – SAN ANTONIO, TEXAS – Pioneer Drilling Company (AMEX: PDC) today reported results for the three months ended June 30, 2007, which is the first quarter of its 2008 fiscal year.

Revenues for the first quarter of fiscal 2008 grew to $102.8 million, compared to revenues of $93.5 million for the first quarter of fiscal 2007. This 10% increase in revenues was generated primarily by a 16% increase in the number of rigs in Pioneer Drilling’s fleet during the period from an average of 56.7 rigs in the first quarter of fiscal 2007 to an average of 65.7 rigs. Average revenue per revenue day for all types of contracts was $19,079 in the first quarter of fiscal 2008 compared to $19,154 per day in the first quarter of fiscal 2007. Average drilling margin(1) per revenue day was $7,237 in the first quarter of fiscal 2008, down from $9,004 in the first quarter of fiscal 2007. Net earnings for the first quarter of fiscal 2008 were $13.1 million, or $0.26 per diluted share, compared to net earnings of $19.5 million, or $0.39 per diluted share, for the first quarter of fiscal 2007.

Revenue days during the first quarter of fiscal 2008 increased to 5,387, compared to 4,881 revenue days for the first quarter of fiscal 2007. Pioneer Drilling’s rig utilization rate was 90% for the first quarter of fiscal 2008, down from 95% in the first quarter of fiscal 2007.

Currently, 25 of the Company’s 66 rigs, or 38%, are operating under term contracts of six months to two years. Five of the term contracts will expire in the current quarter, and an additional six will expire during the third quarter of fiscal 2008. Term contracts cover approximately 3,126 revenue days, or 31%, of the remainder of calendar 2007 and 3,059 revenue days, or 13%, of calendar 2008.

Wm. Stacy Locke, Pioneer Drilling’s President and Chief Executive Officer, stated, “We are pleased to announce that our 66th rig, the last of our 15-rig new build program, began operations under a three year term contract in Utah at the end of April 2007. We believe our modern rig fleet positions us well for sustained earnings through the current tenuous market conditions. While dayrates appear to be leveling off, as compared to the steep declines which began in December 2006, they continue to be soft and will likely continue to drift lower until natural gas prices improve and/or excess rigs in the U.S. are absorbed.”

“In addition, we have initiated our expansion into the international market, which is not experiencing the same softness as the domestic market. We recently acquired two newly-built 1500 horsepower SCR rigs and contracted for the purchase of a third 1500 horsepower SCR rig. These rigs are the first of our fleet designated for our Latin America expansion. We are excited to announce the execution of our first drilling contract in South America. The rig is currently moving to its first location south of Bogotá, Colombia, and should begin operations at the end of August. Based on the status of current negotiations and outstanding bids, we believe that our remaining two rigs designated for Latin America will begin operations later this year or early next year,” added Mr. Locke.

“We believe we are well positioned to take advantage of the international market, where demand remains strong and the supply of rigs is tight,” continued Mr. Locke, “Our solid domestic exposure and continuing strong cash flow provides the foundation for a successful international effort. As we successfully establish our initial base of operations in Colombia, we intend to prudently expand our international operations into other parts of Latin America. Our expansion into Colombia and other Latin American countries provides the possibility of increased drilling margins during the challenging period we are facing in the U.S., geographical diversification and access to a new customer base.”

Pioneer Drilling Conference Call

Pioneer Drilling’s management team will hold a conference call today, Thursday, August 2, at 2:00 p.m. eastern time (1:00 p.m. Central), to discuss these results. To participate in the call, dial (303) 262-2142 at least 10 minutes before the conference call begins and ask for the Pioneer Drilling conference call. A replay of the call will be available approximately two hours after the call ends and will be accessible until August 9, 2007. To access the replay, dial (303) 590-3000 and enter the pass code 11093228#.

Investors, analysts and the general public can listen to the conference call over the Internet by accessing Pioneer Drilling’s Web site at http://www.pioneerdrlg.com. To listen to the live call on the Web, please visit Pioneer Drilling’s Web site at least 10 minutes early to register, download and install any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or e-mail dmw@drg-e.com.

About Pioneer Drilling

Pioneer Drilling provides land contract drilling services to independent and major oil and gas operators drilling wells in Texas, Louisiana, Oklahoma, Kansas and in the Rocky Mountain region. Its fleet consists of 68 land drilling rigs that drill in depth ranges between 6,000 and 18,000 feet.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains various “forward-looking statements” and information that are based on management’s belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. Pioneer Drilling disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding acquiring rigs for operations in South America and obtaining contracts for those rigs with customers in Colombia and other South American markets, the effect of Pioneer Drilling’s expansion into Latin American markets on its results of operations, future natural gas price trends, future dayrates, future demand and market competitiveness of Pioneer Drilling’s rig fleet, including our ability to continue to obtain term contracts, the future employment of Pioneer Drilling’s rig fleet, overall market demand and utilization rates for rigs. Although the management of Pioneer Drilling believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to various risks, uncertainties and assumptions, including, among other things: general and regional economic conditions; the level of activity in the industry; development of adequate management infrastructure; departure of key personnel; access to labor; competitive factors; government regulations; exposure to environmental and other liabilities; adverse weather; and general risks related to the industry and markets in which Pioneer Drilling operates. Should one or more of those risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in Pioneer Drilling’s filings with the Securities and Exchange Commission (the “SEC”), including the Pioneer Drilling’s annual report on Form 10-K for the fiscal year ended March 31, 2007 and subsequent filings with the SEC.

(1)

Drilling margin represents contract drilling revenues less contract drilling costs. Pioneer Drilling believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Pioneer Drilling’s management. A reconciliation of drilling margin to net earnings is included in the operating statistics table below in this release. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

The forecasted capital expenditures set forth below contain assumptions management believes are reasonable, based on information available as of the date of this news release. Pioneer Drilling is not undertaking any obligation to update this forecasted information as conditions change or as additional information becomes available. There can be no assurance that any of the forecast estimates can or will be achieved.

- Tables to Follow -

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended (unaudited)
	June 30,		March 31, 2007
	2007	2006
Revenues:
Contract drilling	$102,779	$93,493	$103,347

Costs and Expenses:
Contract drilling	63,792	49,543	60,406
Depreciation	16,098	11,570	14,736
General and administrative	3,320	2,925	2,607

Total operating costs	83,210	64,038	77,749

Operating income	19,569	29,455	25,598

Other income (expense):
Interest expense	(1)	(63)	—
Interest income	862	1,098	881
Other	20	23	8

Total other	881	1,058	889

Income before income taxes	20,450	30,513	26,487

Income tax expense	(7,362)	(11,027)	(9,269)

Net earnings	$13,088	$19,486	$17,218

Earnings per share:
Basic	$0.26	$0.39	$0.35

Diluted	$0.26	$0.39	$0.34

Weighted average number of shares outstanding:
Basic	49,634	49,592	49,619
Diluted	50,212	50,168	50,127

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	(Unaudited) June 30, 2007	March 31, 2007
Assets
Current assets:
Cash and cash equivalents	$79,884	$84,945
Receivables, net	53,012	57,698
Contract drilling in progress	10,615	9,837
Deferred income taxes	2,542	2,175
Prepaid expenses	2,918	3,653

Total current assets	148,971	158,308

Net property and equipment	377,526	342,901
Other assets	272	286

Total assets	$526,769	$501,495

Liabilities and Equity
Current liabilities:
Accounts payable	$21,529	$18,626
Federal income taxes payable	5,874	—
Prepaid drilling contracts	140	—
Accrued expenses	15,266	15,593

Total current liabilities	42,809	34,219
Other non-current liability	361	346
Deferred taxes	41,166	38,821

Total liabilities	84,336	73,386
Total shareholders’ equity	442,433	428,109

Total liabilities and shareholders’ equity	$526,769	$501,495

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(in thousands)

(unaudited)

	Three Months Ended
	June 30,		March 31, 2007
	2007	2006
Revenues by contract:
Daywork contracts	$98,427	$90,061	$96,915
Turnkey contracts	853	—	3,445
Footage contracts	3,499	3,432	2,987

Total	$102,779	$93,493	$103,347

Drilling costs by contract:
Daywork contracts	$60,084	$47,480	$54,856
Turnkey contracts	741	—	2,615
Footage contracts	2,967	2,063	2,935

Total	$63,792	$49,543	$60,406

Drilling margin by contract (1) (2):
Daywork contracts	$38,343	$42,581	$42,059
Turnkey contracts	112	—	830
Footage contracts	532	1,369	52

Total	$38,987	$43,950	$42,941

(1) Reconciliation of drilling margin to net earnings:
Drilling margin	$38,987	$43,950	$42,941
Depreciation	(16,098)	(11,570)	(14,736)
General and administrative	(3,320)	(2,925)	(2,607)
Other income (expense)	881	1,058	889
Income tax expense	(7,362)	(11,027)	(9,269)

Net earnings	$13,088	$19,486	$17,218

(2)	Drilling margins represent drilling revenues less contract drilling costs.

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(unaudited)

	Three Months Ended
	June 30,		March 31, 2007
	2007	2006
Average number of rigs	65.7	56.7	64.3
Utilization rate	90%	95%	91%

Revenue days by contract:
Daywork contracts	5,130	4,695	4,911
Turnkey contracts	27	—	81
Footage contracts	230	186	211

Total	5,387	4,881	5,203

Average revenues per day:
Daywork contracts	$19,187	$19,182	$19,734

Turnkey contracts	$31,593	$—	$42,531

Footage contracts	$15,213	$18,452	$14,156

All contracts	$19,079	$19,154	$19,863

Average costs per day:
Daywork contracts	$11,712	$10,113	$11,170

Turnkey contracts	$27,444	$—	$32,284

Footage contracts	$12,900	$11,091	$13,910

All contracts	$11,842	$10,150	$11,610

Drilling margin per day (3):
Daywork contracts	$7,474	$9,069	$8,564

Turnkey contracts	$4,148	$—	$10,247

Footage contracts	$2,313	$7,360	$246

All contracts	$7,237	$9,004	$8,253

(3)	Drilling margin per revenue day represents average revenue per revenue day less average cost per revenue day.

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Capital Expenditures

(in thousands)

	Three Months Ended			Budget Year Ending March 31, 2008
	June 30,		March 31, 2007
	2007	2006
Capital expenditures:
Routine rig	$4,874	$2,843	$4,724	$18,739

Average per revenue day	$904	$582	$908

Discretionary:
Rig upgrades	$4,377	$10,467	$3,183	$15,400
Iron roughnecks and topdrives	1,976	—	3,602	18,250
Spare equipment	2,158	1,221	1,736	3,500
Other	1,005	679	3,706	5,400

Total discretionary	$9,516	$12,367	$12,227	$42,550

Tubulars	$1,858	$2,785	$3,589	$16,450

Total routine, discretionary and tubulars	$16,248	$17,995	$20,540	$77,739

New-builds and acquisitions	35,658	25,126	9,487	56,000

Total capital expenditures	$51,906	$43,121	$30,027	$133,739

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Rig Information

	Rig Type		Total Rigs
	Mechanical	Electric
Rig horsepower ratings:
550 to 700 HP	6	—	6
750 to 900 HP	15	2	17
1000 HP	17	12	29
1200 to 1500 HP	3	11	14

Total	41	25	66

Rig drilling depth ratings:
Less than 10,000 feet	8	2	10
10,000 to 13,900 feet	30	7	37
14,000 to 18,000 feet	3	16	19

Total	41	25	66

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